                State of Delaware

                Secretary of State

        Division of Corporations

  Delivered 01:42 PM 05/15/2008

    FILED 01:31 PM 05/15/2008

SRV 080553422 – 4548190 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is
Wells Fargo Multi-Strategy 100 TEI Fund I, LLC
•	Second: The address of its registered office in the State of Delaware is 2711
Centerville Road Suite 400 in the City of Wilmington, DE 19808.
The name of its Registered agent at such address is
Corporation Service Company
•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)
•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 15th day of May, 2008

.

By:

/s/ Dale A. Proctor

Authorized Person(s)

Name:

 Dale A. Proctor

Typed or Printed